Exhibit 99.1

Autobytel Completes Change of Name to AutoWeb and Ticker Symbol to AUTO

Irvine, Calif. – Oct. 09, 2017 – AutoWeb, Inc. (Nasdaq: AUTO), a pioneer and leading provider of digital automotive services connecting in-market car buyers with dealers and OEMs, has completed the change of its name from Autobytel Inc. to AutoWeb, Inc. effective today. In connection with this name change, the company’s stock ticker symbol was changed from “ABTL” to “AUTO” on The Nasdaq Capital Market.

About AutoWeb, Inc.

AutoWeb, Inc. provides high-quality consumer leads, clicks and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions. The company pioneered the automotive Internet in 1995 and has since helped tens of millions of automotive consumers research vehicles, connected thousands of dealers nationwide with motivated car buyers, and has helped every major automaker market its brand online.

Available Information

Our corporate website is located at www.autoweb.com. At or through the Investor Relations section of our website we make available free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports as soon as practicable after this material is electronically filed with or furnished to the SEC and The Nasdaq Stock Market. Our Code of Conduct and Ethics is available at the Corporate Governance link of the Investor Relations section of our website, and a copy of the code may also be obtained, free of charge, by writing to the Corporate Secretary, AutoWeb, Inc., 18872 MacArthur Boulevard, Suite 200, Irvine, California 92612-1400.

Investors and other interested parties can receive company news alerts and special event invitations by accessing the online registration form at investor.autoweb.com.

Company Contact
Kimberly Boren
Chief Financial Officer
949-862-1396
kimberly.boren@autoweb.com

Investor Relations Contact
Sean Mansouri or Cody Slach
Liolios Investor Relations
949-574-3860
AUTO@liolios.com